Exhibit 2.3

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment, dated as of December 7, 2015, (this “Amendment”), is being entered into to amend the Agreement and Plan of Merger (the “Agreement”), dated as of July 1, 2015, by and among Chambers Street Properties, a Maryland real estate investment trust (“Parent”), Columbus Merger Sub, LLC, a Maryland limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Gramercy Property Trust Inc., a Maryland corporation (the “Company”), as amended by the First Amendment dated as of November 23, 2015.  The capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
AMENDMENT TO THE AGREEMENT

Section 1.1                                    Amendment to Section 6.4.  The five (5) business day period referenced in (a) subsection (1) of the proviso in Section 6.4(c), (b) Section 6.4(d)(iii), (iv) and (v), (c) subsection (1) of the proviso in Section 6.4(g) and (d) Section 6.4(h)(iii), (iv) and (v), are each hereby amended and reduced to three (3) business days.

ARTICLE II
MISCELLANEOUS

Section 2.1                                    Effect of Second Amendment.  Except as and to the extent expressly modified by this Amendment, the Agreement, as so amended by this Amendment, will remain in full force and effect in all respects.  Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Agreement will from and after the effective date hereof refer to the Agreement as amended by this Amendment.  Notwithstanding anything to the contrary in this Amendment, the date of the Agreement, as amended hereby, will in all instances remain as July 1, 2015, and references in the Agreement to “the date first above written,” “the date of this Agreement,” and similar references will continue to refer to July 1, 2015.

Section 2.2                                    Entire Agreement.  This Amendment, together with the Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement (as amended by Section 10.6 of the Agreement), will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

Section 2.3                                    Miscellaneous.  The “Miscellaneous” provisions set forth in Article XII of the Agreement are herein incorporated by reference, mutatis mutandis, as if set forth in full herein.

[Signature page follows.]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHAMBERS STREET PROPERTIES

By	/s/ Martin A. Reid
Name: Martin A. Reid
Title: Interim President and Chief Executive Officer, and Chief Financial Officer

COLUMBUS MERGER SUB, LLC

By	/s/ Martin A. Reid
Name: Martin A. Reid
Title: Interim President and Chief Executive Officer, and Chief Financial Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

GRAMERCY PROPERTY TRUST INC.

By	/s/ Edward J. Matey Jr.
	Name:	Edward J. Matey Jr.
	Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Second Amendment to Agreement and Plan of Merger]